Exhibit 99.1

17 August 2012

CSR plc

Results of General Meeting

CSR plc (LSE:CSR.L NASDAQ:CSR.E) (“CSR” or the “Company”) announces the passing of both resolutions proposed at its General Meeting held today at noon (BST). The results of the General Meeting are set out below:

	Votes cast in favour and as a percentage of total votes cast	Votes cast against and as a percentage of total votes cast	Votes withheld and as a percentage of total votes cast
Ordinary resolution 1. To approve the proposed disposal of the Handset Operations to Samsung Electronics Co., Ltd.	137,889,780 (99.80%)	27,332 (0.02%)	250,616 (0.18%)

Special resolution 2. To authorise the Company to make market purchases (within the meaning of section 693(4) of the Companies Act 2006) of ordinary shares of £0.001 each in the capital of the Company	137,849,618 (99.77%)	47,520 (0.03%)	270,590 (0.20%)

Completion of the disposal of the Handset Operations to Samsung Electronics Co., Ltd. for $310 million (the “Proposed Transaction”) is currently expected during the fourth quarter of 2012. The timing of Completion is dependent upon, amongst other things, obtaining Korean anti-trust and other regulatory clearances. If there is any delay in obtaining such clearances the timing of Completion may change. Following Completion, the Company plans to undertake the Proposed Tender Offer, which is also expected in the fourth quarter of 2012 and further information will be announced in due course.

Unless otherwise specified, capitalised terms used in this announcement have the meaning ascribed to them in the circular from CSR to its shareholders dated 1 August 2012.

Enquiries:

CSR plc	FTI Consulting
Joep van Beurden, Chief Executive Officer	James Melville-Ross
Will Gardiner, Chief Financial Officer	Jon Snowball
Jeffery Torrance, Investor Relations Director	Tel: +44 (0) 20 7831 3113
Paul Sharma, Investor Relations Manager
Tel: +44 (0) 1223 692 000

About CSR

CSR is a pioneering designer and developer of silicon and software for the consumer electronics market. We help to transform the lives of motorists, photographers, music lovers, mobile phone users and other gadget-loving consumers.

CSR is dedicated to finding simple solutions to complex problems. Using our track record working with leading brands, our highly skilled engineers develop world-class technologies that realise the potential of a wide range of devices to make peoples’ lives and experiences easier, richer and more varied.

Our energies are focused on five sectors:

•	Voice and music, including headsets, speakers and docks for high definition wireless experiences

•	Indoors Location, helping to bring the outdoors in and allowing people to find their way around airports or shopping centres for example

•	Automotive infotainment, driving innovative solutions for the auto industry with the integration of smartphones and in-vehicle systems

•	Bluetooth® Smart, capitalising on low energy connectivity for a range of devices

•	Imaging, delivering integrated connectivity, location and imaging

CSR is at the forefront of developing semiconductors and software for a host of world-leading technology platforms and standards, including Bluetooth®, GPS and other location technologies, FM radio, Wi-Fi®, Near Field Communication and numerous others.

As the demand for our products has grown, and the range of devices and applications proliferated, we have expanded into new markets including voice, music and gaming. To reinforce our commitment, we have acquired companies in these sectors including SiRF in 2009, aptX® in 2010 and Zoran in 2011.

This communication is not a prospectus as required by the Prospectus Directive of the European Parliament and of the Council of 4 November 2003 (No 2003/71/EC). It does not constitute or form part of an offer to sell or any invitation to purchase or subscribe for any securities or the solicitation of an offer to purchase, otherwise acquire, subscribe for, sell or otherwise dispose of any securities or the solicitation of any vote or approval in any jurisdiction pursuant to the Proposed Transaction or otherwise.

Any acceptance of, or response to, the Proposed Tender Offer should be made only on the basis of the information which will be set forth in a circular setting out the terms of the Proposed Tender Offer which will be issued to shareholders by CSR in due course.

BEFORE MAKING AN INVESTMENT DECISION IN RESPONSE TO THE POTENTIAL TENDER OFFER, WE URGE INVESTORS OF CSR PLC TO READ CAREFULLY THE CIRCULAR DETAILING THE TERMS OF THE POTENTIAL TENDER OFFER BECAUSE IT WILL CONTAIN IMPORTANT INFORMATION.

THIS ANNOUNCEMENT IS FOR INFORMATIONAL PURPOSES ONLY AND DOES NOT CONSTITUTE AN OFFER TO PURCHASE NOR A SOLICITATION OF AN OFFER TO SELL ANY CSR PLC ORDINARY SHARES OR AMERICAN DEPOSITARY SHARES REPRESENTING ORDINARY SHARES (TOGETHER, THE “SECURITIES”). THE RETURN OF CAPITAL DESCRIBED IN THIS ANNOUNCEMENT HAS NOT BEEN IMPLEMENTED AND THE POTENTIAL TENDER OFFER HAS NOT COMMENCED. IF THE RETURN OF CAPITAL IS EFFECTED BY MEANS OF A TENDER OFFER, CSR PLC WILL FILE A TENDER OFFER STATEMENT ON SCHEDULE TO WITH THE U.S. SECURITIES AND EXCHANGE COMMISSION (THE “SEC”) UPON THE COMMENCEMENT OF SUCH TENDER OFFER. THE TENDER OFFER STATEMENT (INCLUDING THE OFFER TO PURCHASE, LETTER OF TRANSMITTAL AND OTHER TENDER OFFER DOCUMENTS) WILL CONTAIN IMPORTANT INFORMATION THAT SHOULD BE READ CAREFULLY BEFORE MAKING ANY DECISION TO TENDER THE SECURITIES IN THE POTENTIAL TENDER OFFER. IF THE TENDER OFFER IS COMMENCED, THESE MATERIALS, AS WELL AS ANY UPDATES TO THEM OR OTHER DOCUMENTS FILED WITH THE SEC, WILL BE MADE AVAILABLE TO ALL CSR PLC SHAREHOLDERS AND HOLDERS OF AMERICAN DEPOSITARY SHARES AT NO EXPENSE TO THEM BY CONTACTING CSR PLC OR THROUGH CSR PLC’S WEBSITE WWW.CSR.COM. IN ADDITION, ALL SUCH MATERIALS (AND ALL OTHER TENDER OFFER DOCUMENTS FILED WITH THE SEC) WILL BE AVAILABLE AT NO CHARGE AT THE SEC’S WEBSITE AT WWW.SEC.GOV.

Forward Looking Statements

This statement contains (or may contain) certain statements (including, statements concerning plans and objectives of management for future operations or performance, or assumptions related thereto) that are ‘forward looking statements’ within the meaning of the United States Private Securities Litigation Reform Act of 1995 in relation to the future financial and operating performance and outlook of CSR, as well as other future events and their potential effects on CSR. These forward-looking statements can be identified by words such as ‘believes’, ‘estimates’, ‘anticipates’, ‘expects’, ‘intends’, ‘may’, ‘will’, ‘plans’, ‘should’ and other similar expressions, including statements relating to: expected developments in our product portfolio, expected revenues, expected annualised operating costs savings, expected future cash generation, expected future design wins and increase in market share, expected incorporation of our products in those of our customers, adoption of new technologies, the expectation of volume shipments of our products, opportunities in our industry and our ability to take advantage of those opportunities, the potential success to be derived from strategic partnerships, the potential impact of capacity constraints, the effect of our financial performance on our share price, the impact of government regulation, expected performance against adverse economic conditions, the expected benefits of the Proposed Transaction, the expected impact of the Proposed Transaction for customers and end-users, business and management strategies and the expansion and growth of CSR’s operations and other expectations and beliefs of our management.

All forward looking statements are based upon numerous assumptions regarding CSR’s business strategies and the environment in which CSR will operate and therefore involve a number of known and unknown risks, contingencies, uncertainties and other factors, many of which are beyond the control of CSR.

Actual results and developments could differ materially from those expressed or implied by these forward looking statements as a result of numerous risks and uncertainties. These factors include, but are not limited to: the ability to obtain governmental approvals of the Proposed Transaction or to satisfy other conditions to the Proposed Transaction on the proposed terms and timeframe; the possibility that the Proposed Transaction with Samsung Electronics Co., Ltd. does not close when expected or at all, or that the companies may be required to modify aspects of the Proposed Transaction to achieve regulatory approval; the potential harm to customer, supplier, employee and other relationships caused by the announcement or closing of the Proposed Transaction; the development of the markets for CSR’s products; CSR’s ability to develop and market products containing its technologies in a timely and cost-effective manner; a continuing or worsening economic downturn, which could reduce demand for consumer products; risks associated with securing sufficient capacity from the third-parties that manufacture, assemble and test CSR’s products and other risks relating to CSR’s fabless business model; declines in the average selling prices of CSR’s products; risks associated with existing or future litigation; costs associated with the development of new products in response to market demand; errors or failures in the hardware or software components of CSR’s products; cancellation of existing orders or the failure to secure new orders; risks associated with acquiring and protecting intellectual property; risks relating to forecasting consumer demand for and market acceptance of CSR’s products and the products that use CSR’s products; increased expenses associated with new product introductions, masks, or process changes; yields that CSR’s sub-contractors achieve with respect to CSR’s products; the cyclicality of the semi-conductor industry; the potential for disruption in the supply of wafers or assembly or testing services due to changes in business conditions, natural disasters, terrorist activities, public health concerns or other factors; CSR’s ability to manage past and future acquisitions; CSR’s ability to protect its intellectual property; CSR’s ability to attract and retain key personnel, including engineers and technical personnel; the difficulty in predicting future results; and other risks and uncertainties discussed in our latest Annual Report.

Each forward looking statement speaks only as of the date hereof. CSR does not undertake to release publicly any updates or revisions to any forward looking statements contained herein, otherwise than required by law.

Nothing in this document should be construed as a profit forecast or be interpreted to mean that the future earnings per share, profits, margins or cash flows of CSR will necessarily be greater than the historic published figures.

END